Exhibit 99.1

CB&I Reports 2007 Results

Earnings up 42% and Backlog up 69%

THE WOODLANDS, Texas--(BUSINESS WIRE)--CB&I (NYSE:CBI) today reported net income of $165.6 million, or $1.71 per diluted share, for the fiscal year ended Dec. 31, 2007, compared with $117.0 million, or $1.19 per diluted share for 2006. New awards for 2007 totaled $6.2 billion, an increase of 40% over 2006. Backlog at year-end, which included $1.2 billion related to Lummus, increased 69% to $7.7 billion, compared with $4.6 billion at the end of 2006.

“2007 was a good year with strong earnings, cash flow and revenue growth,” said Philip K. Asherman, President and CEO. “Substantial new awards have led to record backlog, which positions us for continued success in 2008 and beyond. Strategically and financially, we are already realizing significant value from the Lummus acquisition. The acquisition was accretive in 2007 and is expected to continue to enhance revenue and earnings growth.”

Consolidated 2007 revenue increased to $4.4 billion, an increase of 40% over 2006. Each of the geographic segments reported significant revenue growth reflecting the continued strong market for our LNG, energy processes and steel plate structures market sectors. Income from operations totaled $205.6 million in 2007 versus $145.6 million in 2006.

“We had solid margin results from our backlog despite the underperformance of a project in our EAME region this year,” stated Asherman. “Looking ahead, we are confident that our concentrated focus on execution, cash management and the overall health of our balance sheet, as well as the returns from continued selectivity of new business will provide the double-digit growth that is expected from the extraordinary demand in the energy market.”

2008 Guidance

CB&I is issuing the following guidance for 2008: New awards are expected to be in the range of $6.5 to $7.0 billion; Revenue is expected to be in the range of $5.9 to $6.2 billion; and Earnings per Share are expected to be in the range of $2.40 to $2.65.

Earnings Conference Call

CB&I will host a conference call at 10 a.m. CST (11 a.m. EST) February 27 to discuss financial and operating results, and answer questions from investors. The webcast will be available at www.shareholder.com/cbi/medialist.cfm or at www.CBI.com Investor Relations.

About CB&I

CB&I combines proven process technology with global capabilities in engineering, procurement and construction to deliver comprehensive solutions to customers in the energy and natural resource industries. With more than 70 proprietary licensed technologies and 1,500 patents and patent applications, CB&I is uniquely positioned to take projects from conceptual design, through technology licensing, engineering and construction and final commissioning. Drawing upon the global expertise and local knowledge of approximately 17,000 employees in more than 80 locations, CB&I safely and reliably executes projects worldwide. For more information visit www.CBI.com.

Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price or similar contracts whether as the result of improper estimates or otherwise; risks associated with percentage-of-completion accounting; the Company's ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; adverse impacts from weather may affect the Company’s performance and timeliness of completion, which could lead to increased costs and affect the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; lower than expected growth in the Company's primary end markets, including but not limited to LNG and energy processes; risks inherent in acquisitions and the Company's ability to obtain financing for proposed acquisitions; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; the weakening, non-competitiveness, unavailability of, or lack of demand for, the Company’s intellectual property rights; failure to keep pace with technological changes; failure of the Company’s patents or licensed technologies to perform as expected or to remain competitive, current, in demand, profitable or enforceable; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, including but not limited to pending securities class action litigation, and the potential effect on the Company's business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company's business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company's obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, Dutch tax treaties with foreign countries, and U.S. tax treaties with non-U.S. countries (including, but not limited to The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under "Risk Factors" as set forth in the Company's Form 10-K filed with the SEC for the year ended Dec. 31, 2007. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

Revenue	$1,323,068	$873,541	$4,363,492	$3,125,307

Cost of revenue	1,219,093	801,050	4,006,643	2,843,554

Gross profit	103,975	72,491	356,849	281,753
% of Revenue	7.9%	8.3%	8.2%	9.0%
Selling and administrative expenses	49,845	31,151	153,667	133,769
% of Revenue	3.8%	3.6%	3.5%	4.3%
Intangibles amortization	3,600	128	3,996	1,572
Other operating (income) loss, net	(1,242)	1,032	(1,274)	773
Earnings of investees accounted for by the equity method	(5,106)	-	(5,106)	-

Income from operations	56,878	40,180	205,566	145,639
% of Revenue	4.3%	4.6%	4.7%	4.7%
Interest expense	(4,289)	1,231	(7,269)	(4,751)
Interest income	6,701	7,715	31,121	20,420

Income before taxes and minority interest	59,290	49,126	229,418	161,308

Income tax expense	(13,121)	(8,399)	(57,354)	(38,127)

Income before minority interest	46,169	40,727	172,064	123,181

Minority interest in income	(1,978)	(2,145)	(6,424)	(6,213)

Net income	$44,191	$38,582	$165,640	$116,968

Net income per share
Basic	$0.46	$0.40	$1.73	$1.21
Diluted	$0.46	$0.40	$1.71	$1.19

Weighted average shares outstanding
Basic	95,825	96,076	95,666	96,811
Diluted	97,106	97,496	96,809	98,509

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended				Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
	2007		2006		2007		2006

		% of		% of		% of		% of
NEW AWARDS*		Total		Total		Total		Total

North America	$491,713	36%	$323,452	33%	$1,958,368	32%	$2,753,121	62%
Europe, Africa & Middle East	230,613	17%	523,887	54%	1,068,224	17%	1,143,941	26%
Asia Pacific	476,159	35%	17,143	2%	610,340	10%	324,445	7%
Central & South America	128,004	10%	108,218	11%	2,540,511	41%	207,776	5%
Lummus	25,800	2%	-	0%	25,800	0%	-	0%
Total	$1,352,289		$972,700		$6,203,243		$4,429,283

		% of		% of		% of		% of
REVENUE		Total		Total		Total		Total

North America	$534,111	40%	$474,762	54%	$1,941,320	45%	$1,676,694	53%
Europe, Africa & Middle East	296,720	23%	300,556	35%	1,249,074	29%	1,101,813	35%
Asia Pacific	136,091	10%	72,411	8%	442,042	10%	234,764	8%
Central & South America	251,505	19%	25,812	3%	626,415	14%	112,036	4%
Lummus	104,641	8%	-	0%	104,641	2%	-	0%
Total	$1,323,068		$873,541		$4,363,492		$3,125,307

		% of		% of		% of		% of
INCOME (LOSS) FROM OPERATIONS		Revenue		Revenue		Revenue		Revenue

North America	$50,486	9.5%	$31,821	6.7%	$142,118	7.3%	$79,164	4.7%
Europe, Africa & Middle East	(34,933)	(11.8%)	2,284	0.8%	(35,659)	(2.9%)	46,079	4.2%
Asia Pacific	8,355	6.1%	5,701	7.9%	35,427	8.0%	16,219	6.9%
Central & South America	22,579	9.0%	374	1.4%	53,289	8.5%	4,177	3.7%
Lummus	10,391	9.9%	-	0.0%	10,391	9.9%	-	0.0%
Total	$56,878	4.3%	$40,180	4.6%	$205,566	4.7%	$145,639	4.7%

* New awards represents the value of new project commitments received by the Company during a given period. These commitments are included in backlog until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2007	2006
ASSETS

Current assets	$1,674,033	$1,295,790
Equity investments	117,835	-
Property and equipment, net	254,402	194,644
Goodwill and other intangibles, net	1,208,138	255,550
Other non-current assets	76,515	38,428

Total assets	$3,330,923	$1,784,412

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$2,169,783	$1,137,160
Long-term debt	160,000	-
Other non-current liabilities	274,421	104,817

Shareholders' equity	726,719	542,435

Total liabilities and shareholders' equity	$3,330,923	$1,784,412

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA
(in thousands)

	Twelve Months
	Ended December 31,
	2007	2006
CASH FLOWS

Cash flows from operating activities	$446,395	$476,129
Cash flows from investing activities	(904,328)	(78,599)
Cash flows from financing activities	144,361	(112,071)

(Decrease) increase in cash and cash equivalents	(313,572)	285,459
Cash and cash equivalents, beginning of the year	619,449	333,990
Cash and cash equivalents, end of the year	$305,877	$619,449

OTHER FINANCIAL DATA

Depreciation and amortization expense	$39,764	$28,026
Capital expenditures	$88,308	$80,352

Decrease (increase) in receivables, net	$33,660	$(109,964)
Change in contracts in progress, net	89,193	314,078
Decrease (increase) in non-current contract retentions	13,916	(6,891)
Increase in accounts payable	45,096	114,303
Change	$181,865	$311,526

Backlog	$7,698,643	$4,560,629

CONTACT:
CB&I
Media: Jan Sieving, +1-832-513-1111
or
Analysts: Marty Spake, +1-832-513-1245